Crystal Rock Holdings, Inc. Announces Financial Results for Its First Quarter Ended January 31, 2011

WATERTOWN, CT -- (Marketwire - March 17, 2011) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for three months ended January 31, 2011, the first quarter of its fiscal year, and that it has filed these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ending January 31, 2011 increased 6% to $17.1 million from $16.2 million for the comparable period a year ago. Without including sales from acquisitions, total sales increased by 3% in the first quarter of 2011 compared to the same period in 2010. Gross profit increased 3% for the first quarter of 2011 to $8.8 million from $8.5 million in the same quarter a year earlier. Gross profit, as a percentage of sales, decreased to 51% in the first three months of 2011 from 53% for the comparable period a year ago. Net income decreased to $120 in the first three months of 2011 from $177,551 for the same period a year ago.

"We successfully increased sales in the first quarter despite the most adverse winter weather conditions in our market area in recent memory," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "The weather decreased our available sales and distribution opportunities for our traditional products and increased operating costs. In addition, some of the sales increase was attributable to the success of our new office products line which yield lower margins. As a result, we experienced lower margins and profitability for the quarter than in the prior year. We remain committed to leveraging our distribution system and building our brands to be more profitable in the future."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) -- operating through its subsidiary Crystal Rock LLC -- markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The Company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                         (Unaudited)
                                                     Three Months Ended:
                                                 ---------------------------
                                                  January 31,   January 31,
                                                      2011          2010
                                                 ------------- -------------
(000's $)

Sales                                            $      17,130 $      16,185

Income from operations                           $         576 $         916

Net Income                                       $           0 $         178

Basic net earnings (loss) per share              $        0.00 $        0.01
Diluted net earnings (loss) per share            $        0.00 $        0.01

Basic Wgt. Avg. Shares Out. (000's)                     21,389        21,475
Diluted Wgt Avg. Shares Out. (000's)                    21,389        21,475

Note: This press release contains a forward-looking statement about leveraging our distribution system and building our brands. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2010, the reader is directed to the section entitled "Risk Factors" for more information about these and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15